EXHIBIT 99.1


         Ibis Technology Announces First Quarter 2007 Results


    DANVERS, Mass.--(BUSINESS WIRE)--May 2, 2007--Ibis Technology
Corporation (Nasdaq: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the first quarter ended March 31, 2007.

    Total revenues for the first quarter of 2007 were $0.3 million. This compares to total revenues of $0.5 million in the preceding quarter, and compares to total revenues of $6.3 million in the first quarter of 2006, which includes approximately $6.0 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer during that quarter.

    Net loss for the 2007 first quarter was $1.5 million, or a loss of $0.13 per share, compared to a net loss for the preceding quarter of $1.0 million, or a loss of $0.09 per share. Net income in the first quarter of 2006 was $1.4 million, or $0.12 per share. Net loss for the first quarter of 2007 reflects stock based compensation charges of $129,000, or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R). This compares to stock based compensation charges of $125,000, or $0.01 per share in the first quarter of 2006.

    Commenting on current industry conditions, Charles M. McKenna, Ph.D., president and CEO of Ibis Technology Corporation, said, "We believe that the market for SOI wafers continues to grow. In fact, a new report from industry analyst Semico concludes that Silicon on Insulator (SOI) 'has gained considerable attention and traction because of its technology benefits driving market penetration.' Semico forecasts SOI wafer sales 'to increase 40 percent in 2007' and adds that 'even greater SOI wafer demand for high performance applications' is expected 'as 45nm technology enters mainstream manufacturing.' We believe that SIMOX-SOI, once it is accepted into the mainstream manufacturing process by one or more IDC's, will ultimately become the low cost, and therefore high volume choice for SOI wafers."

    "Based on the ability of the Ibis i2000 implanter to serve as the primary production tool for the manufacture of quality, low cost SIMOX-SOI wafers, we expect to receive additional orders for implanters as the demand for SOI wafers grows," said McKenna. "Our largest customer, who has two Ibis i2000 implanters in operation, is currently focused on qualification runs for its customers and joint technology development activities with Ibis to advance the SIMOX technology and economics. However, following continued discussions with our largest customer and others, we believe that any additional implanter orders would come late in the second half of 2007. The timing of this order, or orders, will have an impact on when revenue can be recognized."

    "Our long term view remains positive," said McKenna. "Our strategy focuses on providing our i2000 oxygen implanters to the world's largest silicon wafer manufacturers. We believe SIMOX-SOI has significant inherent cost advantages associated with its processing, and the end market is beginning to move into applications that should be capable of supporting significantly increased volumes."

    "We announced in a separate press release, issued on February 20, 2006, that the Company has completed the first close of a two stage financing for a total of $5.3 million in equity capital," said McKenna. "Shareholders will be asked to approve the second portion of the financing at the Company's annual meeting that is currently scheduled for May 10, 2007. We believe that it is prudent to provide additional cash to the business at this time rather than to rely solely on future orders to support the Company's needs for working capital and other cash requirements."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its first quarter 2007 results and outlook for the future on May 2, 2007 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 850-521-5128. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on the Nasdaq Global Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on the Ibis web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the timing of SUMCO's ramping to production quantities on their i2000 implanters,
(vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006. All information set forth in this press release is as of May 2, 2007, and Ibis undertakes no duty to update this information unless required by law.



                     Ibis Technology Corporation
                  Condensed Statement of Operations


                                              Unaudited Quarter Ended
                                                      March 31,
                                                 2006        2007
License and other revenue                       $255,000      $84,000
Equipment revenue                              6,006,000      246,000
                                              ----------- ------------
   Total revenue                               6,261,000      330,000
                                              ----------- ------------
Cost of contract and other revenue                     0            0
Cost of equipment revenue                      2,673,000      116,000
                                              ----------- ------------
   Gross profit (loss)                         3,588,000      214,000
                                              ----------- ------------
General and administrative                       640,000      560,000
Marketing and sales                              316,000      221,000
Research and development                       1,329,000    1,064,000
                                              ----------- ------------
   Loss from operations                        1,303,000   (1,631,000)
Other income                                      63,000      162,000
Income tax expense                                 1,000        1,000
                                              ----------- ------------
Net income (loss)                             $1,365,000  ($1,470,000)
Net income (loss) per share:
   Basic                                           $0.13       ($0.13)
   Diluted                                         $0.12       ($0.13)
Weighted average number of shares used in net
 income (loss) per share calculation:
   Basic                                      10,816,029   11,537,703
   Diluted                                    10,961,430   11,537,703




                       Condensed Balance Sheets

                                                Unaudited    Unaudited
                                             December 31,   March 31,
                                                     2006         2007
Assets
Current assets:
   Cash and cash equivalents                  $4,813,000   $5,612,000
   Accounts receivable                           349,000      245,000
   Inventories                                 3,575,000    3,529,000
   Other current assets                          291,000      357,000
      Current assets                           9,028,000    9,743,000
Property and equipment                         3,984,000    3,696,000
      Other assets                               777,000      676,000
                                             ------------ ------------
      Total assets                           $13,789,000  $14,115,000
                                             ============ ============
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                              410,000      375,000
   Accrued Liabilities                           973,000      839,000
   Deferred revenue                              150,000            0
                                             ------------ ------------
      Current liabilities                      1,533,000    1,214,000
                                             ------------ ------------
      Total liabilities                        1,533,000    1,214,000
                                             ------------ ------------
Stockholders' equity                          12,256,000   12,901,000
                                             ------------ ------------
   Total liabilities and stockholders'
    equity                                   $13,789,000  $14,115,000
                                             ============ ============



    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer